                                                              RULE NO. 424(b)(3)
                                                              FILE NO. 333-44757


PROSPECTUS SUPPLEMENT
(To Prospectus dated February 13, 1998)

$198,000,000

[LOGO OF CARPENTER APPEARS HERE]

CARPENTER TECHNOLOGY CORPORATION

Medium-Term Notes, Series B

Due from 9 Months to 30 Years from Date of Issue

Carpenter Technology Corporation (the "Company" or "Carpenter") may offer from time to time its Medium-Term Notes, Series B (the "Notes") with an aggregate principal amount of up to $198,000,000, subject to reduction as the result of the sale of other Debt Securities (as defined in the Prospectus) by the Compa-ny. The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note or a floating rate set forth in the Note and specified in the applicable Pricing Supplement. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note") as described under "Descrip-tion of Notes."

Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note is payable semi-annually on each April 15 and October 15 and at maturity or upon any earlier redemption or repayment. Interest on each Floating Rate Note (as defined herein) will be payable on the dates set forth herein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. See "Description of Notes."

Each Note will be issued in fully registered form and will be represented ei-ther by a Global Security registered in the name of a nominee of The Deposi-tory Trust Company (the "Depository"), as Depository (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Registered Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Securities representing Book-Entry Notes will be shown on, and transfer thereof will be effected through, records maintained by the Depository (with respect to participants' interests) and its participants. Book-Entry Notes will not be issuable as Certificated Registered Notes except under certain circumstances described herein.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO, OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
               PRICE TO        AGENTS'                PROCEEDS TO
               PUBLIC(1)       DISCOUNT(2)            COMPANY(1)(3)
-------------------------------------------------------------------------------
Per Note       100%            .125%-.750%            99.875%-99.250%
-------------------------------------------------------------------------------
Total          $198,000,000    $247,500-$1,485,000    $197,752,500-$196,515,000
-------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or at a premium will be set forth in the applicable Pricing Supplement.
(2) The commission payable to an Agent for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note un-less otherwise indicated in the applicable Pricing Supplement. The Company may also sell Notes to an Agent, as principal, at negotiated discounts, for resale to investors and other purchasers at varying prices related to the prevailing market prices at the time of resale as determined by such Agent or, if so agreed, at a fixed public offering price. The Company has agreed to indemnify each Agent against certain liabilities, including lia-bilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company, estimated to be $350,000.

The Notes are being offered on a continuing basis by the Company through J.P. Morgan Securities Inc. and Credit Suisse First Boston Corporation (individual-ly, an "Agent" and, collectively, the "Agents") each of which has agreed to use its reasonable best efforts to solicit purchases of such Notes. The Com-pany may also sell Notes to any Agent acting as principal for its own account for resale to one or more investors and other purchasers at varying prices re-lated to prevailing market prices at the time of resale or otherwise, to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company or any Agent may reject any order as a whole or in part.

J.P. MORGAN & CO.                                    CREDIT SUISSE FIRST BOSTON

March 31, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CON-STITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Special Note Regarding Forward Looking Statements..........................  S-3
Risk Factors...............................................................  S-4
Use of Proceeds............................................................  S-9
Description of Notes.......................................................  S-9
Tax Considerations......................................................... S-19
Supplemental Plan of Distribution.......................................... S-27
Legal Matters.............................................................. S-28
                                PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    3
The Company................................................................    4
Use of Proceeds............................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Description of Capital Stock...............................................    5
Description of Debt Securities.............................................    8
Plan of Distribution.......................................................   18
Legal Matters..............................................................   19
Experts....................................................................   19

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements under the caption "Risk Factors" in this Prospectus Supple-ment and certain statements under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents incorporated by reference constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which represent the Company's expectations or beliefs con-cerning future events, include, among other matters, statements concerning fu-ture revenues and continued growth in various market segments. These statements are based on current expectations that involve a number of risks and uncertain-ties which could cause actual results to differ from those of such forward-looking statements. These risks include the following: (i) the cyclical nature of the specialty materials business and certain end use markets, including, but not limited to, aerospace, automotive and consumer durables, which are subject to changes in general economic conditions; (ii) the critical importance of cer-tain raw materials used by the Company, some of which can only be acquired from foreign sources and some of which are located in countries subject to unstable political and economic conditions which may affect the prices or supply of these materials; (iii) the susceptibility of export sales to the effects of ex-port controls, changes in legal and regulatory requirements, policy changes af-fecting the markets, changes in tax laws and tariffs, exchange rate fluctua-tions, political and economic instability and accounts receivable collection; and (iv) the effects on operations of changes in domestic and foreign govern-mental laws and public policy, including environmental regulations. Any of these factors could have an adverse effect on the Company's business, financial condition or results of operations.

                                  RISK FACTORS

Prospective investors should consider carefully the risk factors set forth be-low, as well as the other information and financial data set forth and incorpo-rated by reference herein, in evaluating Carpenter and its business, before making an investment in the Notes.

CYCLICAL NATURE OF SPECIALTY MATERIALS BUSINESS

Demand for certain of Carpenter's products, such as titanium and high-tempera-ture alloys, is highly cyclical in nature and demand for certain other of the Company's products, such as stainless steel, is sensitive to general economic conditions. The prices of certain of Carpenter's products have had, and in the future may have, significant fluctuations as a result of general economic con-ditions and other factors beyond Carpenter's control. The demand for Carpen-ter's products and thus its financial performance generally are affected by do-mestic economic fluctuations, as well as changes in the world economy. Because of the comparatively high level of fixed costs associated with Carpenter's man-ufacturing processes, changes in production volumes can result in significant variations in net income. Any significant decrease in demand for Carpenter's products or a decline in prices for such products could have a material adverse effect on Carpenter's business, financial condition or results of operations.

DEPENDENCE ON AEROSPACE INDUSTRY

Demand for certain of Carpenter's products is affected by the strength of the aerospace industry. Shipments to the aerospace industry, Carpenter's largest end-use market, accounted for approximately 30% of net sales for the six months ended December 31, 1997. These sales consist primarily of premium grade, higher margin alloys. The Company's acquisition of Dynamet Incorporated ("Dynamet") in February, 1997 increased its dependence on the aerospace industry. There can be no assurance that future sales to the aerospace industry or profit margins will equal historic levels.

The demand by commercial airlines for new aircraft historically has been closely related to the financial condition and performance of the U.S and world economies. The large number of aircraft delivered in the late 1980s and early 1990s, the U.S. economic recession in the early 1990s and the Persian Gulf War created excess capacity in the air carrier system. After this period, airlines and leasing companies deferred existing orders for new aircraft and, to a lesser degree, canceled existing orders. These deferrals and cancellations ad-versely affected the volume and price of orders placed with manufacturers of commercial aircraft engine and other components and their suppliers, including Carpenter. Recently, the commercial airline industry has generally been profit-able, excess capacity has been reduced and the backlog for new aircraft re-ported by major aircraft manufacturers is at high levels. However, there can be no assurance that the improved operating performance of the commercial aircraft industry will continue or that deliveries of commercial aircraft will not be deferred or cancelled in the future. Any developments in the aerospace market resulting in a significant reduction in future aircraft deliveries, including cancellations and deferrals of scheduled deliveries, could have a material ad-verse effect on Carpenter's business, financial condition or results of opera-tions.

DEPENDENCE ON AUTOMOTIVE INDUSTRY

Certain of the Company's products are used for applications in the automotive market. The demand for such products is closely linked to trends in sales of motor vehicles. For the six months ended December 31, 1997, shipments to the automotive industry accounted for 13% of Carpenter's net sales. Sales by the Company to automotive markets may be affected generally by economic conditions and particularly by levels of consumer confidence, discretionary spending and interest rates. Over the past several years, the annual U.S. production rate of automobiles and light trucks has been relatively stable at approximately 15 million units per year. However, there can be no assurance that the automotive industry will not experience sustained periods of decline in vehicle sales in the future and that such decline would not have a material adverse effect on Carpenter's business, financial condition or results of operations.

NET ASSETS HELD FOR SALE

Carpenter plans to divest both the government products and services segment and the industrial products segment of Talley Industries, Inc. ("Talley"). Al-though management believes that it will be able to sell these businesses for the values assumed in its financial statements and within one year of the ac-quisition, no assurance can be given that the businesses in these segments can be sold on a timely basis or that Carpenter will realize the values it has es-timated for these businesses. If the businesses cannot be sold on a timely ba-sis, Carpenter will be required to support a higher level of indebtedness than it would otherwise have. Existing management and employees of the businesses to be sold may not wish to stay at these companies and could pursue other op-portunities before the companies are sold. In addition, while Carpenter owns these businesses, managing them may place additional demands on Carpenter's personnel and other resources. The businesses held for sale are in a variety of industries in which Carpenter's management generally has no experience. If these businesses are not managed effectively, their value, financial condi-tion, results of operations, cash flows or prospects could be materially and adversely affected. During the period of time these businesses are held for sale, overall economic conditions or the competitive environment for these businesses could change and could reduce the value of any one or all these businesses. See "--Acquisition Strategy."

COMPETITION

Generally, the markets in which Carpenter participates are competitive. Car-penter competes with companies located throughout the world. The competitive nature of the markets in the future could have an adverse effect on Carpen-ter's business, financial condition or results of operations. Carpenter com-petes generally on the basis of quality, the ability to meet customers' prod-uct specifications, price requirements and delivery schedules. Price competi-tion could increase as a result of the devaluation of foreign currencies, par-ticularly in Asia. Currently, there is worldwide excess capacity for certain alloys which Carpenter produces and markets. This excess capacity could result in increased competition based on price and delivery. The competitive nature of the industries in which Carpenter participates may in the future exert downward pressure on prices for certain of Carpenter's products. Although Car-penter believes it is well positioned to compete in its markets, competitors may develop new products or production processes that reduce or impair Carpen-ter's competitiveness. In addition, Carpenter has joined other domestic pro-ducers in filing dumping and countervailing duty claims in the United States against competitors from seven foreign countries. A determination of such claims, adversely to Carpenter, may make it more difficult for Carpenter to compete in certain markets.

ACQUISITION STRATEGY

Carpenter continues to investigate acquisitions of businesses that expand or complement its business or product offerings. Acquisitions may result in dilu-tion in the value of the Company's securities because of the issuance of eq-uity securities, additional debt, increased amortization of expenses related to goodwill and other assets or other charges to operations.

Acquisitions could involve numerous additional risks, including unsuccessful integration with Carpenter's existing operations and lower operating margins and return on investment in such acquired operations. Acquisitions will re-quire, among other things, continued development of Carpenter's financial and management controls and training of personnel. Moreover, Carpenter's results of operations may be affected by the timing of acquisitions, the costs of in-tegrating such acquisitions and the extent to and the rate at which the eco-nomic benefits of integration are realized. There can be no assurance that Carpenter will be successful in realizing operating and financial improvements from acquisitions. In addition, the availability of acquisition financing in the future cannot be assured and, depending on the terms of such additional acquisitions, may be restricted by Carpenter's debt agreements.

Carpenter completed the acquisition of Talley on February 19, 1998. Carpenter plans to retain two Talley operations, Talley Metals Technology, Inc. ("Talley Metals"), which operates a stainless steel mini-mill located in Hartsville, South Carolina, and Amcan Specialty Steels, Inc. ("Amcan"), which is a stain-less steel master distributor. No assurance can be given that Talley Metals and Amcan will be successfully integrated with Carpenter's existing operations or that Carpenter will be able to achieve the operating and financial improve-ments which it contemplates for these operations. Carpenter plans to divest Talley's government products and services and industrial products segments. See "--Net Assets Held for Sale."

MANAGEMENT OF GROWTH

Carpenter's growth, both in its existing businesses and through acquisitions, has placed demands on its personnel and other resources. Although Carpenter be-lieves that it has successfully managed growth in the past, future growth may place additional demands on Carpenter's personnel and other resources, includ-ing increased responsibilities for management personnel. Carpenter's ability to manage growth effectively will require continued improvement in its operation-al, management and financial systems and controls and successful training, mo-tivation and management of its employees. If Carpenter cannot manage growth ef-fectively, it could have a material adverse effect on Carpenter's business, fi-nancial condition or results of operations.

SIGNIFICANT CAPITAL REQUIREMENTS

As a result of Carpenter's acquisitions, capacity expansion and regular mainte-nance programs, Carpenter's business operations are capital intensive and will require substantial capital expenditures in the future. Continued access to capital with acceptable terms is necessary to assure the success of the future growth of Carpenter's business. There can be no assurance that Carpenter will be able to secure such additional capital or that the expense of such capital will not increase. There also can be no assurance that Carpenter will fully utilize new or expanded facilities or that such facilities will earn an ade-quate return on investment. Carpenter's inability to adequately utilize such facilities or to earn an adequate return on investment could have a material adverse effect on Carpenter's business, financial condition or results of oper-ations.

ENVIRONMENTAL MATTERS

Like similar companies, Carpenter's operations and properties are subject to various stringent federal, state, local and foreign environmental laws and reg-ulations governing, among other things, the use, storage, handling, generation, treatment, emission, release, discharge, disposal or remediation of certain ma-terials, substances and wastes (collectively, "Environmental Laws"). There is a risk that these governmental environmental requirements, or enforcement there-of, may become even more restrictive in the future and that Carpenter may be subject to future regulatory scrutiny or legal proceedings brought by private parties or government agencies with respect to environmental matters. Although Carpenter believes that it is currently in substantial compliance with current Environmental Laws, there can be no assurance that material costs will not be incurred in connection with limitations imposed by, or compliance with, or claims or liabilities arising under current or future Environmental Laws or that the costs of compliance or of liabilities would not have a material ad-verse effect on Carpenter's business, financial condition or results of opera-tions.

Carpenter accrues amounts for environmental costs which represent management's best estimates of the probable and reasonably estimable costs relating to envi-ronmental remediation. However, there can be no assurance that these amounts are adequate. See Note 6 to Carpenter's Interim Consolidated Financial State-ments contained in Carpenter's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 which is incorporated by reference herein.

LABOR MATTERS

Most of Carpenter's facilities are nonunion, and Carpenter believes that its relations with its employees are good. A significant portion of Carpenter's workforce is located in Reading, Pennsylvania, a nonunion facility. Dynamet has a union workforce at its principal titanium processing facility in Washington, Pennsylvania. The union contract for this facility expires in August, 2001. Carpenter historically has not experienced work stoppages or strikes at its ex-isting facilities. Although Carpenter believes that it will continue to main-tain good relations with its employees, there can be no assurance that this will be the case, that the cost of labor will not increase or that a disruption in operations resulting from disagreements with employees will not result.

DEPENDENCE ON ESSENTIAL MACHINERY AND EQUIPMENT

Carpenter's manufacturing processes are dependent on the reliable operation of its machinery and equipment. The repair or replacement of certain critical pieces of machinery and equipment could disrupt operations for a significant period of time, and substitutes may not be readily available on commercially acceptable terms. Any such disruption in Carpenter's production or distribu-tion could have a material adverse effect on Carpenter's business, financial condition or results of operations.

Carpenter's principal manufacturing facilities, located in Reading, Pennsylva-nia, have been operating at near capacity for several quarters. Carpenter be-lieves that it maintains adequate property damage insurance to provide for re-construction of damaged equipment, as well as business interruption insurance to mitigate losses resulting from any production shutdown caused by an insured loss; however, there can be no assurance that such insurance coverage will be adequate to cover such losses.

SUPPLY AND COST OF RAW MATERIALS

Carpenter purchases substantial quantities of raw materials, principally nick-el, chromium, cobalt and titanium. Although Carpenter believes that raw mate-rials are available in adequate quantities at prevailing market prices, the availability of these materials may be curtailed or prices increased due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers and changes in exchange rates and worldwide price levels. Raw materials are generally purchased di-rectly from producers. Commercial deposits of certain metals used by Carpenter are found in only a few parts of the world, and their availability may be af-fected by political or other developments in those areas. Any protracted in-terruption in the supply of raw materials, or substantial increases in their costs, could have a material adverse effect on Carpenter's business, financial condition or results of operations.

As described above, a substantial portion of the raw materials used in Carpen-ter's manufacturing processes are commodities, such as nickel, that are sub-ject to wide price fluctuations. Although certain of Carpenter's sales are pursuant to product orders which provide for price adjustments to reflect changes in the price of raw materials, some of Carpenter's product orders cur-rently are and in the future are expected to be made under firm price con-tracts which do not provide for raw material price adjustments. To attempt to mitigate the risks associated with raw material price fluctuations and to match raw material purchases with firm price product orders, Carpenter some-times enters into firm price contracts for the purchase of raw materials from suppliers and also hedges the price of nickel. Although Carpenter uses commer-cially reasonable efforts to collect cancellation penalties if a customer can-cels a firm price purchase order, there can be no assurance that Carpenter will receive cancellation penalties which are adequate to cover any raw mate-rial losses. There can be no assurance that the hedging and other techniques implemented by Carpenter will be successful in eliminating or reducing the ef-fects of fluctuation in the price of Carpenter's raw materials or that Carpen-ter will not incur losses on certain transactions.

PRODUCT LIABILITY RISK; POSSIBLE INSUFFICIENCY OF INSURANCE

Carpenter's business involves the risk of product liability claims, particu-larly in connection with its sales to the aerospace, automotive, medical de-vice and nuclear power industries. Carpenter maintains product liability in-surance at coverage levels which it deems commercially reasonable; however, there can be no assurance that product liability or other claims will not ex-ceed such insurance coverage limits or that such insurance will continue to be available on commercially acceptable terms, or at all. Carpenter periodically evaluates the amounts and types of its product liability insurance coverage, but even if Carpenter obtains additional product liability insurance, there can be no assurance that such coverage would prove adequate or that a product liability claim or claims, individually or in the aggregate, insured or unin-sured, would not have a material adverse effect on Carpenter's business, fi-nancial condition or results of operations. Even if a product liability claim is not successful, the time and expense of defending against such a claim may adversely affect Carpenter's business, financial condition or results of oper-ations.

FOREIGN ECONOMIC CONDITIONS AND GOVERNMENT POLICIES

Carpenter has operations in Mexico and may in the future have operations in other emerging market countries, such as India. As of December 31, 1997, ap-proximately 2% of Carpenter's total assets were located in Mexico. Emerging market countries may experience social, political and economic disturbances and instability from time to time, which could have an adverse impact on Carpen-ter's operations. Carpenter does not have and does not intend to obtain politi-cal risk insurance in the countries in which it currently conducts business.

EXCHANGE RATES AND FOREIGN SALES

Carpenter sells its products in a number of countries. For the six months ended December 31, 1997, approximately 15% of Carpenter's net sales including export sales were outside the United States. Approximately 8% of Carpenter's net sales were in Canada and Europe. Carpenter's strategy is to increase sales in faster growing markets throughout the world. Fluctuations in exchange rates could have an adverse impact on Carpenter's sales outside the United States, and there can be no assurance that such sales will continue at current levels, that Carpenter will achieve its planned increase in sales outside the United States or that profits on such sales will not be reduced.

                                USE OF PROCEEDS

Carpenter intends to use the net proceeds from the sale of the Notes to reduce outstanding short-term borrowings, which were incurred principally to finance the acquisition of Talley. Such borrowings were incurred under Carpenter's unsecured revolving credit facility and through the issuance of commercial pa-per. The weighted average interest rate for such borrowings was approximately 6% as of March 27, 1998.

                             DESCRIPTION OF NOTES

GENERAL

The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as "Offered Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made. Unless otherwise specified in the appli-cable Pricing Supplement, the Notes will have the terms described below. Capi-talized terms not otherwise defined herein shall have the meanings assigned to such terms in the Prospectus.

The Notes offered hereby will be unsecured obligations of the Company and con-stitute a single series for purposes of the Indenture, dated as of January 12, 1994 (the "Indenture") between the Company and U.S. Bank Trust National Asso-ciation, formerly known as First Trust of New York, National Association, as successor Trustee (the "Trustee"). The Notes are limited in amount as set forth on the cover page hereof, less an amount equal to the aggregate initial public offering price of any other Debt Securities issued from time to time, including any other series of medium-term notes. Such limit may be increased by the Company if in the future it determines that it may wish to sell addi-tional Notes. For a description of the rights of the holders of Debt Securi-ties under the Indenture, including the Notes, see "Description of Debt Secu-rities" in the Prospectus.

The Notes will be offered on a continuous basis. Unless previously redeemed, a Note will mature on the date ("Stated Maturity") from 9 months to 30 years from its date of issue that is specified on the face thereof and in the appli-cable Pricing Supplement or, if such Note is a Floating Rate Note and such specified date is not a Market Day with respect to such Note, the next suc-ceeding Market Day (or, in the case of a LIBOR Note, if such next succeeding Market Day falls in the next calendar month, the next preceding Market Day).

The Notes will be issuable as either Book-Entry Notes or Certificated Regis-tered Notes (see below). The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the Notes.

The Notes will be sold in individual issues having such interest rate or in-terest rate basis, Stated Maturity and date of original issuance as shall be selected by the initial purchasers and agreed to by the Company. Unless other-wise indicated in the applicable Pricing Supplement, each Note will bear in-terest at a fixed rate or at a rate determined by reference to the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate or the CMT Rate, as adjusted by the Spread and/or Spread Multipli-er, if any (each such term, as defined below), applicable to such Note. See "--Interest Rate."

The provisions of Sections 1302 and 1303 of the Indenture relating to defea-sance and covenant defeasance, described in the Prospectus under "Description of Debt Securities--Defeasance and Covenant Defeasance," are applicable to the Notes.

Unless so indicated in the applicable Pricing Supplement, the Indenture and Notes do not contain any covenants other than those set forth herein and in the Prospectus. Accordingly, the Company may, subject to such covenants and its other obligations and restrictions, incur additional indebtedness, pay dividends, engage in transactions with stockholders and affiliates, make investments, create liens, transfer as-sets among subsidiaries and engage in sales of assets and subsidiary stock.

REDEMPTION

If a Note is to be redeemable prior to maturity, the Pricing Supplement relating to each Note will indicate that such Note will be redeemable at the option of the Company on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Notes will not be subject to any sinking fund, unless otherwise provided in the applicable Pricing Supplement. The Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 days nor more than 60 days' notice. If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee shall deem fair and appropriate.

REPAYMENT AND REPURCHASE

If a Note is to be repayable prior to maturity at the option of the holder thereof (the "Holder"), the Pricing Supplement relating to the Note will indi-cate that the Note will be repayable at the option of the Holder on a date or dates specified prior to maturity at a price or prices set forth in the appli-cable Pricing Supplement, together with accrued interest to the date of repay-ment.

If applicable, the Company will comply with the requirements of Rule 14e-1 un-der the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

In order for such Note to be repaid, the Company must receive at the corporate trust office of the Trustee in New York, New York at least 30 days, but not more than 60 days, prior to the specified repayment date, (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly com-pleted or (ii) a facsimile transmission or letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of the Note, the principal amount of the Note, the amount of the Note to be repaid (which shall not be less than the minimum au-thorized denomination of such Note), the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Trustee not later than five Business Days after the date of such facsimile transmission or letter. If the procedure described in clause
(ii) of the preceding sentence is followed, the Note with such form duly com-pleted must be received by the Trustee by such fifth Business Day. Exercise of the repayment option by the Holder of a Note shall be irrevocable. The repay-ment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note re-maining outstanding after repayment, if any, is an authorized denomination. The Trustee will refer all questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment to the Company whose determination of such question will be final and binding.

Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is issued at an original issue discount (a "Discount Note"), the amount payable on such
Note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of a Dis-count Note shall be the amount equal to (i) the issue price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the issue price and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, but in no event shall the Amortized Face Amount of a Discount Note exceed its principal amount.

The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held, resold or surrendered to the Trustee for cancellation.

INTEREST RATE

Each Note will bear interest from its date of issue or from the most recent In-terest Payment Date (or, if such Note is a Floating Rate Note and the Interest Reset Dates are daily or weekly, from the day following the most recent Regular Record Date) to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate basis, as stated therein and in the applicable Pricing Sup-plement until the principal thereof is paid or made available for payment. In-terest will be payable on each Interest Payment Date and at Stated Maturity as specified below under "Payment of Principal and Interest."

Each Note will bear interest at either a fixed rate (a "Fixed Rate Note") or a variable rate determined by reference to the interest rate basis (the "Interest Rate Basis") as specified on the face thereof and in the applicable Pricing Supplement (a "Floating Rate Note"), which may be adjusted by adding or sub-tracting the Spread or multiplying by the Spread Multiplier. A Floating Rate Note may also have either or both of the following: (a) a maximum numerical in-terest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical in-terest rate limitation, or floor, on the rate of interest which may accrue dur-ing any interest period (a "Minimum Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Market Day" means (a) with respect to any Note (other than any LIBOR Note), any Business Day, and (b) with respect to any LIBOR Note, any such Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. "Index Maturity" means, with re-spect to a Floating Rate Note, the period to maturity of the instrument or ob-ligation from which the Interest Rate Basis is derived, as specified in the ap-plicable Pricing Supplement. Unless otherwise provided in the applicable Pric-ing Supplement, the trustee will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note. The appli-cable Pricing Supplement relating to a Floating Rate Note will designate an In-terest Rate Basis for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note will be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note; (b) the Prime Rate, in which case such Note will be a Prime Rate Note; (c) LIBOR, in which case such Note will be a LIBOR Note; (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note; (e) the CD Rate, in which case such Note will be a CD Rate Note; (f) the Federal Funds Rate, in which case such Note will be a federal Funds Rate Note; (g) the CMT Rate, in which case such Note will be a CMT Rate Note; or (h) such other Interest Rate Basis as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note will specify, among other things, the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date and the In-terest Reset Date with respect to such Note.

The rate of interest on each Floating rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified to the applicable Pricing Supplement. An Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednes-day of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Payment Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and (b) the interest rate in effect for the ten days immediately prior to the Stated Maturity of a Note will be that in effect on the tenth day preceding such Stated Maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note will be post-poned to the next day that is a Market Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date will be the immedi-ately preceding Market Day.

The Interest Determination Date pertaining to an Interest Reset Date for a Com-mercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a LI-BOR Note (the "LIBOR Interest Determination Date"), for a CD Rate Note (the "CD Rate Determination Date"), for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date"), and for a CMT Rate Note (the "CMT Rate In-terest Determination Date") will be the second Market Day preceding such Inter-est Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Trea-sury bills would normally be auctioned. Treasury bills are usually sold at auc-tion on the Monday of each week, unless that day is a legal holiday in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holi-day, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date oc-curring in the next succeeding week. If an auction date shall fall on any In-terest Reset Date for a Treasury Rate Note, then such Interest Reset Date will instead be the first Market Day immediately following such auction date.

All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g. 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date. The Calcula-tion Agent's determination of any interest rate will be final and binding in the absence of manifest error. The "Calculation Date," where applicable, per-taining to any Interest Determination Date is the date by which the applicable interest rate is calculated and is the earlier of (i) the tenth calendar day after such Interest Determination Date, or if any such day is not a Market Day, the next succeeding Market Day and (ii) the Market Day preceding the applicable Interest Payment Date or date of Stated Maturity, as the case may be.

Commercial Paper Rate Notes
Commercial Paper Rate Notes will bear interest at the interest rates (calcu-lated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

"Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statisti-cal Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper--Non Financial." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any Successor Publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date, such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the speci-fied Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, howev-er, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

"Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                            Money Market Yield = 360 X D
                                                 -------------  X 100
                                                 360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period from the Interest Reset Date to but excluding the day that numerically corresponds to such Interest Reset Date (or, if there is not any such numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity af-ter the month in which such Interest Reset Date falls.

Prime Rate Notes
Prime Rate Notes will bear interest at the interest rates (calculated with ref-erence to the Prime Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

"Prime Rate" means, with respect to any Interest Reset Date, the rate set forth in H.15(519) for the relevant Prime Rate Interest Determination Date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date, the Prime Rate for such Prime Rate Interest Determination Date will be the arithmetic mean of the rates of inter-est publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rate Service (or such other page as may replace the USPRIME1 page on such service for the purpose of displaying prime rates of major United States banks) (the "Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIMEI Page for such Interest Determination Date, the Prime Rate shall be the arithmetic mean of the rate announced as a prime or base rate for commercial loans quoted on the basis of the actual num-ber of days in the year divided by a 360-day year as of the close of business on each Prime Rate Interest Determination Date by three major money center banks in The City of New York selected by the Calculation Agent from which quo-tations are requested. If fewer than three quotations are provided, the Prime Rate will be determined as the arithmetic mean of the announced prime rates quoted in The City of New York on the relevant Prime Rate Interest Determina-tion Date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having to-tal equity capital of at least U.S. $500,000,000 and being subject to supervi-sion or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Rate Interest Reset Date will be the Prime Rate in effect on such Prime Rate Inter-est Determination Date.

LIBOR Notes
LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

LIBOR with respect to any Interest Reset Date will be determined by the Calcu-lation Agent in accordance with the following provisions:

  (i) LIBOR will be, as specified in the applicable LIBOR Note, either (a) the arithmetic mean of the offered rates for deposits in U.S. dollars hav-ing the specified Index Maturity designated in such LIBOR Note, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LI-BOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for de-posits in U.S. dollars having the Index Maturity designated in such LIBOR Note, that appears on the Telerate Page 3750, as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar depos-
  its). If neither LIBOR Reuters nor LIBOR Telerate is specified in such LI-BOR Note, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in re-spect of that LIBOR Interest Reset Date will be determined as if the par-ties had specified the rate described in (ii) below.

  (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBO Page as described in (i)(a) above, or on which no rate appears on Telerate Page 3750., as specified in (i)(b) above, as applica-ble, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in the Lon-don interbank market selected by the Calculation Agent commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quota-tions are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to such Interest Reset Date will be the arith-metic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York. selected by the Calculation Agent, for loans in U.S. dol-lars to leading European banks having the specified Index Maturity commenc-ing on the Interest Reset Date and in a Representative Amount; provided, however, that if fewer than three banks selected as aforesaid by the Calcu-lation Agent are quoting as mentioned in this sentence, LIBOR with respect to such Interest Reset Date will be the LIBOR in effect on such LIBOR In-terest Determination Date.

Treasury Rate Notes
Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any), and will be payable on the dates, specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

"Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct ob-ligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so pub-lished by 3:00 P.M., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auc-tion as otherwise announced by the United States Department of the Treasury.
In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or, if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not so published by 3:00 P.M., New York City time, on the relevant Calculation Date, the Trea-sury Rate for such Interest Reset Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily ba-
sis) of the arithmetic mean of the secondary market bid rates as of approxi-mately 3:30 P.M., New York City time, on such Treasury Interest Determination Date of three leading primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Trea-sury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in ef-fect on such Treasury Interest Determination Date.

CD Rate Notes
CD Rate Notes will bear interest at the interest rates (calculated with refer-ence to the CD Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

"CD Rate" means, with respect to any Interest Reset Date, the rate for the rel-evant CD Rate Interest Determination Date for negotiable certificates of de-posit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit hav-ing the specified Index Maturity as published in the Composite Quotations under the heading "Certificates of Deposit." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Compos-ite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers of nego-tiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Inter-est Reset Date will be the CD Rate in effect on such CD Rate Interest Determi-nation Date.

Federal Funds Rate Notes
Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multipli-er, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

"Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not published prior to 3:00 P.M., New York City time. on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Interest Deter-mination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calcu-lated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 11:00 A.M., New York City time, on such Federal Funds Interest Determina-tion Date, for the last transaction of not less than $1,000,000 in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

CMT Rate Notes
CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any), and will be pay-able on the dates, specified on the face of such CMT Rate Notes and in the ap-plicable Pricing Supplement.

"CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," or any successor caption, under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, speci-fied on the face of such CMT Rate Note, for the week or the month, as applica-ble, ended immediately preceding the week in which the related CMT Rate Inter-est Determination Date occurs. In the event such rate is no longer displayed on the relevant page, or is not displayed prior to 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Desig-nated CMT Maturity Index, as published in the relevant H.15(519) or any succes-sor publication. If such rate is no longer published, or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Con-stant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve Sys-tem or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519) or any successor pub-lication. If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each a "Reference Dealer") in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) the lowest quotation (or, in the event of equality one of the lowest)), for the most re-cently issued direct noncallable fixed rate obligations of the United States, ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Des-ignated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary mar-ket offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as de-scribed herein, the CMT Rate determined as of such Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preced-ing sentence have remaining terms to maturity as described in the third preced-ing sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

"Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service., or any successor service, on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

"Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supple-ment, the Designated CMT Maturity Index shall be two years.

PAYMENT OF PRINCIPAL AND INTEREST

Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity will be pay-able to the person to whom principal shall be payable. The first payment of in-terest on any Note originally issued between a Regular Record Date and an In-terest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the regis-tered owner on such next succeeding Regular Record Date. Unless otherwise indi-cated in the applicable Pricing Supplement, the "Regular Record Date" with re-spect to any Floating Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day, and the "Regular Record Date" with respect to any Fixed Rate Note shall be the April 1 or October 1 immediately preceding the Interest Payment Date.

Interest will be payable, in the case of Fixed Rate Notes, on April 15 and Oc-tober 15 of each year. Interest will be payable, in the case of Floating Rate Notes which reset daily or weekly, on the third Wednesday of March, June, Sep-tember and December of each year; in the case of Floating Rate Notes which re-set monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applica-ble Pricing Supplement); in the case of Floating Rate Notes which reset quar-terly, on the third Wednesday of March, June, September and December of each year: in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year; specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annual-ly, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at the Stated Maturity. If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Market Day with respect to such Note, such Interest Payment Date will be the next succeeding Market Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Market Day).

Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on such Note on any Interest Payment Date, other than interest payable on the date on which principal on any such Note is payable, will include interest accrued to but excluding the day following the immediately preceding Regular Record Date.

With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multi-plying the face amount of such Floating Rate Note by an accrued interest fac-tor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applica-ble to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Any payment on any Fixed Rate Note due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date. The term "Business Day," as used herein, means each Monday, Tuesday, Wednesday, Thurs-day and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Payment of the principal (and premium, if any) and any interest due with respect to any Note will be paid at the corporate trust office of the Trustee in New York, New York; provided, however, that payment of interest on a Certificated Registered Note shall be paid by draft payable to the holder of record on the Regular Record Date and payment of principal (and premium, if any) and any interest due with respect to such a Note at the Stated Maturity shall be payable only upon surrender of such Note; provided, further, that all payments of principal, premium, if any, and interest on Book-Entry Global Notes shall be payable as described below under "Book-Entry Global Notes."

BOOK-ENTRY GLOBAL NOTES

The Notes may be issued in the form of one or more global certificates (the "Global Note") registered in the name of The Depository Trust Company ("DTC") or a nominee of DTC (the "Depositary"). The Corporation has been informed by DTC that its nominee will be CEDE & CO. ("CEDE"). Accordingly, CEDE is ex-pected to be the initial registered holder of the Notes. No person acquiring an interest in a Note (a "Holder") will be entitled to receive a certificate representing such person's interest in such Note except as set forth herein. Unless and until definitive Notes are issued under the limited circumstances described herein, all references to actions by Holders shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to Holders shall refer to pay-ments and notices to DTC or CEDE, as the registered holder of the Notes, as the case may be, for distribution to Holders in accordance with the DTC proce-dures.

DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" reg-istered pursuant to Section 17A of the 1934 Act. DTC was created to hold secu-rities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry, thereby eliminating the need for physical move-ment of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

Holders that are not Participants or Indirect Participants but desire to pur-chase, sell or otherwise transfer ownership of, or other interests in, Notes may do so only through Participants and Indirect Participants. Under a book-entry format, Holders may experience some delay in their receipt of payments, since such payments will be forwarded by the agent designated by the Company to CEDE, as nominee for DTC. DTC will forward such payments to its Partici-pants, which thereafter will forward them to Indirect Participants or Holders. Holders will not be recognized by either of the Trustees as registered holders of the Notes entitled to the benefits of the relevant Indenture. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through Participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC will be required to make book-entry transfers of Notes among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which Holders have accounts with respect to the Notes similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Holders.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a Holder to pledge Notes to per-sons or entities that do not participate in the DTC system, or to otherwise act with respect to such Notes, may be limited due to the absence of physical certificates for such Notes.

DTC has advised the Company that it will take any action permitted to be taken by a Holder under the relevant Indenture only at the direction of one or more Participants to whose accounts with DTC the Notes are credited. The Global Debt Security shall be exchangeable for Notes registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for such Global Debt Security or if at any time DTC ceases to be a clearing agency registered under the 1934 Act at a time when DTC is required to be so registered to act as such depository or
(ii) the Company executes and delivers to the Trustee a Company Order that such Global Debt Security shall be so exchangeable. Any Global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as DTC shall direct. Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive Notes. Upon surrender by DTC of the Global Debt Security representing the Notes and instructions for registration, the Trustee will reissue the Notes as definitive Notes, and thereafter the Trustee will recognize the holders of such definitive Notes as registered holders of Notes entitled to the benefits of the Indenture.

The Global Note may not be transferred except as a whole by DTC with respect to such Note to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor Depository appointed by the Corporation. DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Note evidencing all or part of the Notes unless such beneficial interest is an amount equal to an authorized denomination for the Notes.

CERTIFICATED REGISTERED NOTES

At the option of the Company, the Company may designate in the Pricing Supple-ment that the Notes will be issued in certificated registered form, without coupons ("Certificated Registered Notes"). Without charge (i) Certificated Reg-istered Notes may be exchanged, upon presentation and surrender at a designated office or agency of the Trustee in New York, New York, for Certificated Regis-tered Notes of other authorized denominations, and (ii) any Certificated Regis-tered Note may be transferred by the registered holder or by its attorney-in-fact duly authorized in writing, at such office or agency upon presentation and surrender of such Note for cancellation, and upon any such transfer a new Cer-tificated Registered Note or Notes, of authorized denominations, in the same aggregate principal amount, subject to the same terms and conditions will be issued to the transferee. Transfers or exchanges of Certificated Registered Notes may not be effected during the 15-day period preceding the mailing of a notice of redemption.

AMORTIZING NOTES

The Company may from time to time offer Notes for which payments of principal and interest are made in equal installments over the life of such Notes ("Amor-tizing Notes"). Unless otherwise specified in the applicable Pricing Supple-ment, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the re-duction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment infor-mation for such Amortizing Notes.

                               TAX CONSIDERATIONS

The following is a summary of the principal United States federal income tax consequences of ownership of Notes. In general, it deals only with Notes held as capital assets by initial purchasers who are the beneficial owners thereof ("Holders") and does not consider all aspects of United States federal income taxation that may be relevant to prospective purchasers of Notes. This summary does not address the federal income tax consequences to special classes of pur-chasers, such as dealers in securities or currencies, banks, tax-exempt organi-zations, life insurance companies, persons holding Notes as a hedge against currency risks or as part of a straddle or conversion transaction or persons whose functional currency is not the U.S. dollar. The summary is based on the Internal

Revenue Code of 1986, as amended (the "Code"), its legislative history, exist-ing and proposed regulations thereunder, published rulings and court deci-sions, all as currently in effect and all subject to change at any time, per-haps with retroactive effect.

Prospective purchasers of Notes should consult their own tax advisors concern-ing the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of Notes.

UNITED STATES HOLDERS

Payments of Interest
Interest on a Note, other than interest on a Discount Note that is not "quali-fied stated interest" (defined below under "Original Issue Discount--Gener-al"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. As used herein, the term "United States Holder" means a Holder of a Note who or that is for United States federal income tax purposes either
(i) a citizen or resident of the United States, (ii) a corporation or partner-ship (or other entity treated as a corporation or partnership) created or or-ganized in the United States or organized under the laws of the United States or of any State thereof (other than a partnership that is not treated as a United States person under any applicable Treasury Regulation and certain partnerships that have one or more partners who are not United States per-
sons), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust described in Section 7701(a)(30) of the Code (taking into account changes thereto and associated effective dates, elections and transition rules). The term "United States Holder" also includes certain former citizens and residents of the United States whose income and gain on the Notes will be subject to United States taxation. As used herein, the term "Foreign Holder" means a Holder of a Note who or that is not a United States Holder.

Original Issue Discount
General. A Note, other than a Note with a term of one year or less (a "Short-Term Note"), will be treated as a Discount Note if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the is-sue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a
Note is the total of all payments provided by the Note that are not payments of "qualified stated interest." A qualified stated interest payment is gener-ally any one of a series of stated interest payments on a Note that are uncon-ditionally payable at least annually at a single fixed rate (with certain ex-ceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as de-fined below under "Original Issue Discount Variable Rate Notes") are described below under "Original Issue Discount--Variable Rate Notes."

In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. In the case of a Note that provides for payment of any amount other than qualified stated in-terest before maturity, e.g., an Amortizing Note, the weighted average matu-rity of the Note is substituted for the complete years to maturity in the cal-culation. Unless the election described below under "Election to Treat All In-terest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

United States Holders of Discount Notes having a maturity of more than one year from their date of issue must generally include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily por-tion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with re-spect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or princi-pal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the ac-crual period and such Note's yield to maturity (determined on the basis of com-pounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted is-sue price" of a Discount Note at the beginning of any accrual period is the is-sue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allo-cated pro rata on the basis of relative lengths of each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated inter-est that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the differ-ence between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. A United States Holder that purchases a Discount Note for an amount less than or equal to the Note's remaining stated redemption price at maturity, but in excess of its adjusted issue price (as determined above under "Original Issue Discount--General") (any such excess being "acquisition premi-um"), and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount," shall reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the ad-justed issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

Market Discount. A Note, other than a Short-Term Note, will be treated as pur-chased at a market discount (a "Market Discount Note") if the Note's stated re-demption price at maturity or, in the case of a Discount Note, the Note's "re-vised issue price," exceeds the amount for which the United States Holder pur-chased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the num-ber of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount" and such Note is not subject to the rules dis-cussed in the following paragraphs. The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Also, any partial principal payment on a Market Discount Note (e.g., on an Amortizing Note which is a Market Dis-count Note) is includable in gross income as ordinary income to the extent such payment does not exceed the accrued market discount on such Note. In the case of any disposition of or subsequent partial principal payment on such Note, the amount of accrued market discount is reduced by the amount of the previous par-tial principal payment or payments included in gross income as ordinary income. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service (the "Service").

Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a con-stant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income cur-rently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Note is attributable to pre- issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) such payment will equal or exceed the amount of pre-issu-ance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a re-turn of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

Notes Subject to Contingencies Including Optional Redemption. If a Note pro-vides for an alternative payment schedule or schedules applicable upon the oc-currence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is signif-icantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obli-gations. These rules will be discussed in an applicable Pricing Supplement.

Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company or the holder has an un-conditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or op-tions of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the holder have options described in the preced-ing sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is de-termined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

If a remote contingency actually occurs or does not occur contrary to an as-sumption made according to the above rules or if an incidental contingency be-comes sufficiently fixed in amount or timing (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of the change in circumstances and solely for purposes of determining the amount and accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Is-sue Discount-General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original is-sue discount, market discount, de minimis market discount and unstated inter-est, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing United States Holder, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service (the "Serv-ice"). If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt in-struments with amortizable bond premium (other than debt instruments the inter-est on which is excludable from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

If the election to apply the constant-yield method to all interest on a Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Is-sue Discount--Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

Variable Rate Notes. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (a) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (b) 15 percent of the total noncontingent principal payments, and
(ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (A) one or more "qualified floating rates," (B) a single fixed rate and one or more qualified floating rates, (C) a single objec-tive rate or (D) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "cur-rent value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denomi-nated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed mul-tiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that
(i) are within 0.25 percentage points of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective finan-cial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an ob-jective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qual-ified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, Fed-eral Funds Rate Notes and CMT Rate Notes will generally be treated as Variable Rate Notes.

In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the Note is qualified stated interest and the amount of OID, if any, is determined by us-ing, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or quali-fied floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

If a Variable Rate Note does not provide for stated interest at a single quali-fied floating rate or a single objective rate and also does not provide for in-terest payable at a fixed rate (other than at a single fixed rate for an ini-tial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for ac-tual variable rates during the applicable accrual period.

If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addi-tion provides for stated interest at a single fixed rate (other than at a sin-gle fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replac-ing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

Short-Term Notes. In general, an individual or other cash basis United States Holder of a Short-Term Note is not required to accrue OID (as specialty defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated in-vestment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, cer-tain passthrough entities and cash basis United States Holders who so elect, are required to accrue OID on Short-Term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the elec-tion of the United States Holder. In the case of a United States Holder not re-quired and not electing to include OID in income currently, any gain realized on the sale or retirement of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to ac-crue OID on Short-Term Notes will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the de-ferred income until the deferred income is realized.

For purposes of determining the amount of OID subject to these rules, all in-terest payments on a Short-Term Note, including stated interest, are included in the Short-Term Note's stated redemption price at maturity.

Notes Purchased at a Premium. A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount."

Purchase, Sale and Retirement of the Notes. A United States Holder's tax basis in a Note will generally be its cost, increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note.

A United States Holder will generally recognize gain or loss on the sale or re-tirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. Except to the extent de-scribed above under "Original Issue Discount--Short-Term Notes" or "Original Issue Discount--Market Discount," gain or loss recognized on the sale or re-tirement of a Note will be capital gain or loss and, pursuant to changes in the taxation of capital gains enacted in the Taxpayer Relief Act of 1997, will be, in the case of individuals, long-term capital gain or loss subject to a maximum tax rate of 20% (10% for taxpayers in the 15% regular tax bracket) if the Note was held for more than eighteen months. In the case of an individual Holder whose holding period for a Note is more than one year but not more than 18 months, the maximum federal income tax rate is 28%. The short-term capital gains of an individual Holder whose holding period for a Note is one year or less may be taxed at ordinary income tax rates.

Indexed Notes. The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes, payments on which are determined by reference to any index, and other Notes that are subject to the general rules governing contingent payment obligations.

FOREIGN HOLDERS

This discussion assumes that the Note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other at-tributes of the debtor or a related party).

Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

  (i) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Note that is a Foreign Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) such Foreign Holder does not actu-ally or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) such Foreign Holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Com-pany or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clear-ing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent un-der penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

  (ii) a Foreign Holder of a Note will generally not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Note, unless (a) such gain is effectively connected with the conduct of a U.S. trade or business or, in the case of a qualified resident of a country having an applicable income tax treaty with the United States, attributable to a U.S. permanent establishment; or (b) subject to certain exceptions, the Foreign Holder is an individual who holds the Notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; and

  (iii) a Note held by an individual who at death is not a citizen or resi-dent of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or construc-tively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

Final Treasury regulations issued in October 1997 (the "New Withholding Regula-tions") with respect to withholding and backup withholding generally will be effective with respect to payments after December 31, 1999 regardless of the issue date of the instrument with respect to which such payments are made. The New Withholding Regulations generally will not affect the certification rules described in clause (i)(c) above, but will provide alternative methods for such requirements. The New Withholding Regulations also will require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. Each Holder of Notes should consult such Hold-er's own tax advisor regarding the tax consequences to such Holder of the New Withholding Regulations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

United States Holders
In general information reporting requirements will apply to payments of princi-pal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identifi-cation number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

Foreign Holders
Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a Foreign Holder on a Note; provided the certification described in clause (i)(c) under "Foreign Holders" above is received and provided further that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Notes.

If payments on a Note are made to or through a foreign office of a custodian, nominee, broker or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding or information reporting to such payments made to such bene-ficial owner. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such cus-todian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Under the

New Withholding Regulations, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

Payments of the proceeds from the sale by a Foreign Holder of a Note made to or through a foreign office of a broker will not be subject to information report-ing or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information report-ing will apply to such payments, unless the broker has in its records documen-tary evidence that the beneficial owner is not a United States person and cer-tain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies under penalties of perjury that it is not a United States Holder or otherwise establishes an ex-emption from information reporting and backup withholding provided that the broker does not have actual knowledge that the holder is a United States Holder or that the conditions of any other exemption are not, in fact, satisfied. The recently issued New Withholding Regulations substantially revise the procedures that withholding agents and payees must follow to comply with, or establish an exemption from, these information reporting and backup withholding provisions for payments of income after December 31, 1998. Each Holder of Notes should consult such Holder's own tax advisor regarding the tax consequences to such Holder of the New Withholding Regulations.

Amounts withheld under the backup withholding rules from a payment to a Holder will be creditable against the Holder's U.S. Federal income tax liability, pro-vided that the requisite procedures are followed.

The New Withholding Regulations make modifications to the backup withholding and information reporting rules described above. Prospective investors are urged to consult their own tax advisors regarding the New Withholding Regula-tions.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement, dated March 31, 1998 (the "Distribution Agreement"), the Notes will be offered from time to time by the Company through J.P. Morgan Securities Inc. and Credit Suisse First Boston Corporation, who have each agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to ac-cept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Agents will have the right, in their discretion reason-ably exercised, to reject any offer to purchase Notes, as a whole or in part. The Company will pay each Agent a commission of from 0.125% to 0.750% of the principal amount of Notes, depending upon maturity, for sales made through such Agent.

The Company may also sell Notes to any Agent as principal for its own account at a discount to be agreed upon at the time of sale, or the purchasing Agent may receive from the Company a commission or discount equivalent to the commis-sion or discount it would have received had it been acting as an agent in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agent or, if so agreed, at a fixed public offering price. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, un-less otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company, Unless otherwise indicated in the applicable Pricing Supple-ment, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other pur-chasers on a fixed public offering price basis, the public offering price, con-cession and discount may be changed.

During and after the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. These activities may stabilize, maintain or oth-erwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if com-menced, may be discontinued at any time. These transactions may be effected in the over-the counter market or otherwise.

The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify each of the Agents against certain liabilities, including liabili-ties under the Act. The Company has agreed to reimburse each of the Agents for certain expenses.

The Agents may sell to or through dealers who may resell to Investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

In the ordinary course of their respective businesses, the Agents and their af-filiates have engaged, and may in the future engage, in various commercial banking and investment banking transactions with the Company or its affiliates. J.P. Morgan Securities Inc. acted as financial advisor to Talley in its acqui-sition by Carpenter, acted as dealer manager for Talley Manufacturing and Tech-nology, Inc. in its repurchase of certain of its 10.75% senior notes and acted as a joint lead managing underwriter of Carpenter's March 10, 1998 Common Stock Offering. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Mor-gan Securities Inc., acts as agent and a lender under Carpenter's revolving credit agreement. Credit Suisse First Boston Corporation acted as financial ad-visor to the Company in connection with the acquisition of Talley and is acting in a similar capacity in connection with the sale of certain related assets.

The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

                                 LEGAL MATTERS

The legality of the Notes is being passed upon for the Company by Dechert Price & Rhoads, Philadelphia, Pennsylvania. Certain legal matters in connection with the Notes have been passed upon for the Agents by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. The opinions of Dechert Price & Rhoads and Cahill Gordon & Reindel will be based upon, and subject to, certain assumptions as to future actions required to be taken in connection with the issuance and sale of the Notes and as to other events that may affect the validity of the Notes but that cannot be ascertained on the date of such opinions.

PROSPECTUS

$350,000,000

CARPENTER TECHNOLOGY CORPORATION

Common Stock and Debt Securities

Carpenter Technology Corporation ("Carpenter" or the "Company") may from time to time offer, together or separately, (i) shares of its common stock, par value $5.00 per share (the "Common Stock"), and (ii) its debt securities con-sisting of debentures, notes or other evidences of indebtedness (the "Debt Se-curities"), in each case in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of offering. The Debt Secu-rities and Common Stock are collectively referred to herein as the "Securi-ties."

Specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a Prospectus Supple-ment with respect to such Offered Securities, which Prospectus Supplement will describe, without limitation and where applicable, the following: (i) in the case of Common Stock, the specific designation, number of shares, purchase price and the rights and privileges thereof, together with any qualifications or restrictions thereon and any listing on a securities exchange and (ii) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, premium, if any, exchangeability, redemption, conversion, prepayment or sinking fund provisions, if any, inter-est rate (which may be fixed or variable), if any, method, if any, of calcu-lating interest payments and dates for payment thereof, dates on which premi-um, if any, will be payable, the right of Carpenter, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral pe-riod, the initial public offering price, any listing on a securities exchange and other specific terms of the offering. Unless otherwise indicated in the Prospectus Supplement, Carpenter does not intend to list any of the Securities other than the Common Stock on a national securities exchange. Any Prospectus Supplement relating to any series of Offered Securities will contain informa-tion concerning certain United States federal income tax considerations, if applicable, to the Offered Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offered Securities may be offered to or through agents, dealers or under-writers designated from time to time as set forth in the applicable Prospectus Supplement, and may be offered to other purchasers directly by Carpenter. Cer-tain terms of the offering and sale of Offered Securities, including, where applicable, the names of any underwriters, dealers or agents, any applicable commissions, discounts and other items constituting compensation of such un-derwriters, dealers or agents, and the proceeds to Carpenter from such sale, will be set forth in the accompanying Prospectus Supplement. See "Plan of Dis-tribution" for possible indemnification arrangements for underwriters, dealers and agents.

No Offered Securities may be sold without delivery of the applicable Prospec-tus Supplement describing the method and terms of the offering of the Offered Securities.

February 13, 1998.

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Carpenter since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

Carpenter is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information may be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such material may be accessed electronically by means of the Commission's World-Wide Web Site on the Internet at http://www.sec.gov. Such material may also be inspected at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

Carpenter has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional and other offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Carpenter hereby incorporates in this Prospectus by reference thereto and makes a part hereof the following documents, heretofore filed with the Commission pursuant to the Exchange Act: (i) Carpenter's Annual Report on Form 10-K for the fiscal year ended June 30, 1997; (ii) Carpenter's Current Report on Form 8-K filed on September 30, 1997, (iii) Carpenter's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1997; (iv) Carpenter's Current Report on Form 8-K filed on March 27, 1997, as amended by Amendment No. 1 thereto on Form 8-K/A filed on May 13, 1997; (v) Carpenter's Current Report on Form 8-K filed on December 15, 1997, as amended by Amendment No. 1 thereto on Form 8-K/A filed on January 22, 1998 and as further amended by Amendment No. 2 thereto on Form 8-K/A filed on February 12, 1998 and (iv) the description of Carpenter's Common Stock contained in Carpenter's Registration Statement on Form 8-A, as the same has been and may be amended.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering being made hereby shall be deemed to be incorpo-rated in this Prospectus by reference and to be a part hereof from the respec-tive dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Pro-spectus or such Registration Statement.

Carpenter hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Corporate Secretary, Carpenter Technology Corporation, 101 West Bern Street, Reading Pennsylvania 19601, telephone (610) 208-2000.

                                  THE COMPANY

Carpenter, a specialty materials company, is a manufacturer of stainless steel and specialty alloys, including titanium alloys and various engineered prod-ucts.

On February 19, 1998, Carpenter expects to complete its acquisition of Talley Industries, Inc. ("Talley Industries"). Talley Industries is a diversified com-pany that operates in three basic segments-stainless steel products, government products and services and industrial products. Carpenter intends to retain the stainless steel products businesses and divest the other businesses.

The Company was incorporated in Delaware in 1904. Its principal executive of-fices are located at 101 West Bern Street, Reading, Pennsylvania 19601, and its telephone number is (610) 208-2000.

                                USE OF PROCEEDS

Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Offered Securities will be used by Carpenter to reduce the outstanding principal amount under its revolving credit agreement with four United States banks. However, Carpenter intends to continue to utilize financ-ing available under its revolving credit agreement for general corporate pur-poses, possible acquisition of other businesses and capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges.

                                          -------------------------------------
                                            SIX MONTHS
                                                 ENDED   YEAR ENDED JUNE 30,
                                          DECEMBER 31, ------------------------
                                                  1997 1997 1996 1995 1994 1993
                                          ------------ ---- ---- ---- ---- ----
Ratio of earnings to fixed charges.......         4.6x 5.0x 5.7x 4.8x 3.8x 2.8x

For purposes of computing the ratio of earnings to fixed charges, earnings con-sist of income before income taxes, extraordinary charges and cumulative effect of changes in accounting principles, gains and losses related to less-than-fif-ty-percent-owned persons, fixed charges (other than capitalized interest), plus the amount of previously capitalized interest amortized during the period. Fixed charges consist of interest costs (including capitalized interest and am-ortization of debt discount and debt expense) and an amount representing the interest component of non-capitalized leases.

                          DESCRIPTION OF CAPITAL STOCK

The total amount of the authorized capital stock of Carpenter consists of (i) 50,000,000 shares of Common Stock, $5.00 par value, of which 19,630,028 shares were outstanding as of December 31, 1997, and 2,000,000 shares of Preferred Stock, $5.00 par value, of which approximately 444.2 shares were issued and outstanding as of such date.

The following summary does not purport to be complete and is qualified in its entirety by reference to Carpenter's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and (ii) Carpenter's Bylaws (the "By-laws").

COMMON STOCK

Subject to such preferential rights as may be granted by the Board of Directors of Carpenter (the "Board of Directors") in connection with the future issuance of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to re-ceive ratably such dividends as may be declared on the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of Carpenter, whether voluntary or involuntary, remaining net assets, if any, of Carpenter shall be distributed pro rata to the holders of the Common Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Mat-ters submitted for stockholder approval generally require a majority vote of the shares of Common Stock present and voting thereon, except as otherwise pro-vided by law, by the Certificate of Incorporation, as amended from time to time, or by the Bylaws. The outstanding shares of Common Stock are, and any shares of Common Stock offered hereby will, when issued, be fully paid and non-assessable.

CERTAIN PROVISIONS OF RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

The Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of Carpenter's Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Carpenter. The Restated Certificate of Incorporation of Carpenter provides that the members of the Board of Directors are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each Annual Meeting of Stockholders, roughly one-third of the members of the Board of Directors will be elected for a three-year term. The other directors will remain in office until their three year terms expire. Therefore, control of the Board of Directors cannot be changed in one year, and at least two an-nual meetings must be held before a majority of the members of the Board of Di-rectors can be changed.

The General Corporation Law of the State of Delaware provides that a director, or the entire Board of Directors, may be removed by the stockholders only for cause. Vacancies on the Board of Directors may be filled for the unexpired term by a majority vote of the remaining directors. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direc-tion of the Board of Directors, of candidates for election as directors. In general, notice must be received by Carpenter not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain certain specified information concerning the person to be nominated and the stockholder submitting the proposal.

The Restated Certificate of Incorporation also provides that in the case of a merger or consolidation of Carpenter with or into any other corporation, or any sale, lease or exchange of all or substantially all of the assets of Carpenter to or with, or any sale, lease or exchange to or with Carpenter of any assets of, any other corporation, person or other entity, involving beneficial owners of more than 10% of any class of capital stock of Carpenter, such transactions must be approved by the affirmative vote of 80% of the outstanding shares of the capital stock of Carpenter entitled to vote. The Restated Certificate of Incorporation also provides that the affirmative vote of 80% of the capital stock of Carpenter entitled to vote is required to amend, alter or repeal such provisions or adopt any provisions inconsistent therewith.

The requirement of a supermajority vote to approve certain corporate transac-tions and certain amendments to the Restated Certificate of Incorporation of Carpenter could enable a minority of Carpenter's stockholders to exercise veto powers over such transactions and amendments.

Except as otherwise required by law and subject to the rights of the holders of stock having a preference over the Common Stock as to dividends or upon liqui-dation, special meetings of stockholders may be called only by the Board of Di-rectors pursuant to a resolution approved by a majority of the entire Board of Directors. The Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent.

RIGHTS AGREEMENT

On June 26, 1986, the Board of Directors of Carpenter declared a dividend of one right (a "Right") for each outstanding share of Common Stock and one Right on each Share of Common Stock that will become outstanding between June 26, 1986 and the earliest of the Distribution Date, the Expiration Date and the Fi-nal Expiration Date, as amended (as such terms are defined in the Restated Rights Agreement, dated as of May 11, 1989, between Carpenter and First Chicago Trust Company of New York, as successor Rights Agent (the "Rights Agreement")). Each Right entitles the registered holder to purchase from Carpenter one share of Common Stock of Carpenter, at a price of $145 per one share (the "Purchase Price"), subject to adjustment.

The Rights will expire on June 26, 2006 (the "Final Expiration Date"), unless redeemed earlier, and will not be exercisable or transferable separately from the shares of Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person (an "Acquiring Person") or any associate or affili-ate of an Acquiring Person has acquired, or obtained the right to acquire, ben-eficial ownership of 20% or more of the outstanding Common Stock of the Corpo-ration (the "Shares Acquisition Date"); or (ii) the tenth day following com-mencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding Common Stock of Carpenter; or (iii) the tenth day after the Board of Directors declares that a person, alone or with affili-ates and associates (an "Adverse Person"), has become the beneficial owner of a substantial amount (not to be less than 15%) of outstanding Common Stock of Carpenter and that such person's ownership either is intended to cause Carpen-ter to take action adverse to its long-term interests or may cause a material adverse impact on the business or prospects of Carpenter.

In the event that (i) the Board of Directors determines that a person is an Ad-verse Person; (ii) Carpenter is the surviving corporation in a merger with an Acquiring Person and Carpenter's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property;
(iii) an Acquiring Person transfers any assets to Carpenter in exchange for Common Shares or otherwise obtains from Carpenter, with or without considera-tion, any additional Common Shares; (iv) an Acquiring Person sells, purchases, exchanges or otherwise disposes to, from or with Carpenter or any of its sub-sidiaries assets on terms and conditions less favorable to Carpenter than that which would have resulted from arms-length negotiations or an Acquiring Person sells, exchanges, or otherwise disposes assets having an aggregate fair market value of more than $10,000,000; (v) an Acquiring Person receives any compensa-tion from Carpenter or any of its subsidiaries other than compensation for full-time employment or receives the benefit, directly or indirectly of any loans, advances, guarantees, or other financial assistance provided by Carpen-ter or any of its subsidiaries; (vi) a person becomes the beneficial owner of 20% or more of the outstanding Common Stock of Carpenter; (vii) a reduction in the annual rate of dividends paid on shares of the capital stock of Carpenter or a failure to increase the annual rate of dividends on shares of capital stock of Carpenter necessary to reflect any reclassification or any similar transaction occurs without the approval of a majority of the Continuing Direc-tors (as defined in the Rights Agreement); (viii) while there is an Acquiring Person, an event involving Carpenter or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being in-creased by more than 1%, each holder of a Right will have the right to receive, upon payment of the Purchase Price, a number of shares of Common Stock having a value equal to twice the Purchase Price. Rights are not exercisable following the occurrence of any of the events set forth in this paragraph until the expi-ration of the period during which the Rights may be redeemed by Carpenter as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

Unless the Rights are redeemed earlier, if, after the Distribution Date, Car-penter is acquired in a merger or other business combination in which Carpenter is not the surviving corporation or in which the Common Stock of Carpenter is changed into or exchanged for securities of any other person or other property or 50% or more of the assets or earning power of Carpenter and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after the time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

At any time prior to the earlier of (i) ten days following the Shares Acquisi-tion Date (or such later date as may be determined by a majority of the Contin-uing Directors who are not officers of Carpenter) or (ii) the Final Expiration Date, Carpenter may redeem the Rights in whole, but not in part, at a price of $.05 per Right.

The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire Carpenter. The Rights will cause substantial dilu-tion to a person or group that attempts to acquire Carpenter. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of Carpenter since, among other things, the Board of Direc-tors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at $.05 per Right.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Carpenter, including, without limitation, the right to vote or to receive dividends.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for the Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

Under Carpenter's Restated Certificate of Incorporation, the Board of Directors is authorized without further stockholder action to provide for the issuance of up to 2,000,000 shares of Preferred Stock (the "Preferred Stock"), in one or more series, by adoption of a resolution or resolutions providing for the issu-ance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, noncumulative or partially cumula-tive. The holders of the Preferred Stock would not have any preemptive right to subscribe for any shares issued by Carpenter.

On September 6, 1991, the Board of Directors of Carpenter designated
461.5384615 shares of Carpenter's authorized but unissued Preferred Stock as Series A Preferred Stock (the "Series A Preferred Stock"). The shares of Series A Preferred Stock are to be issued only to State Street Bank & Trust Company as trustee of the Carpenter Employee Stock Ownership Plan, as amended from time to time, or any successor or replacement plan. The Series A Preferred Stock shall rank senior to the Common Stock as to the payment of dividends and the distri-bution of assets on liquidation, dissolution and winding-up of Carpenter, and unless otherwise provided shall rank pari passu to all series of Carpenter's preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up. If any of the Series A Preferred Stock is transferred to any person other than the trustee, then the shares of Series A Preferred Stock so transferred will be automatically converted into shares of Common Stock and will have only the powers and rights pertaining to the Common Stock into which such shares have been converted. The holder of shares of Series A Preferred Stock are entitled to that number of votes equal to the product of 1.3 multiplied by the number of shares of Common Stock into which the Series A Preferred Stock could be converted rounded to the nearest one-tenth of a vote. As of December 31, 1997, approximately 444.2 shares of Se-ries A Preferred Stock were issued and outstanding.

                         DESCRIPTION OF DEBT SECURITIES

The Debt Securities offered hereby will be issued under an Indenture, dated as of January 12, 1994, between Carpenter and First Trust of New York, National Association, as successor Trustee (the "Trustee"), as it may be amended or sup-plemented from time to time (the "Indenture"). The Debt Securities may be is-sued from time to time in one or more series. The particular terms of each se-ries, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement, will be described in such Prospectus Supplement.

The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of cer-tain terms which are not otherwise defined in this Prospectus. The terms of the Indenture are also governed by certain provisions contained in the Trust Inden-ture Act of 1939, as amended (the "TIA"). Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indenture.

GENERAL

The Indenture provides that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. Carpenter may specify a maximum aggregate principal amount for the Debt Securities of any series. The Debt Securities are to have such terms and provi-sions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as Carpenter may determine. The Debt Securities will be unsecured obligations of Carpenter and will rank on a parity with all other unsecured and unsubordinated indebtedness of Carpenter.

The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: (i) the title of such Debt Securities;
(ii) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (iii) the date or dates on which the principal of any of such Debt Securities will be payable; (iv) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (v) the place or places where the princi-pal of and any premium and interest on any of such Debt Securities will be pay-able; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of Carpenter; (vii) the obligation, if any, of Carpenter to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or pur-chased, in whole or in part, pursuant to any such obligation; (viii) the denom-inations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (ix) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (x) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (xi) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of Carpenter or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (xii) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (xiii) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the Principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (xiv) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance-- Covenant Defeasance," or under both such captions; (xv) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Form, Ex-change and Transfer Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (xvi) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (xvii) any addition to or change in the covenants in the Inden-ture described under "Certain Restrictive Covenants" applicable to any of such Debt Securities; and (xviii) any other terms of such Debt Securities not in-consistent with the provisions of the Indenture.

Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securi-ties sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal in-come tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Pro-spectus Supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any au-thorized denomination and of a like tenor and aggregate principal amount.

Subject to the term of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer en-dorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by Carpenter for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but Carpenter may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of ti-tle and identity of the person making the request. Carpenter has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by Carpenter for any Debt Securities will be named in the applicable Prospectus Supplement. Carpenter may at any time des-ignate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Carpenter will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, Carpenter will not be required to (i) issue, reg-ister the transfer of or exchange any Security of that series (or of that se-ries and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemp-tion of any such Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part.

GLOBAL SECURITIES

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate prin-cipal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

Notwithstanding any provision of the Indenture or any Security described here-in, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has noti-fied Carpenter that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any por-tion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be consid-ered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Inden-ture. Except in the limited circumstances referred to above, owners of benefi-cial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the own-ers or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All pay-ments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder there-of. The laws of some jurisdictions require that certain purchasers of securi-ties take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to in-stitutions that have accounts with the Depositary or its nominee ("partici-pants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its bookentry registration and transfer system, the respective prin-cipal amounts of Debt Securities represented by the Global Security to the ac-counts of its participants. Ownership of beneficial interests in a Global Secu-rity will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, ex-changes and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of Carpenter, the Trustee or any agent of Carpenter or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, su-pervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be re-quired by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, set-tlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Security on any Interest Payment Date will be made to the Person in whose name such Security (or one or more Predecessor Securities) is regis-tered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as Carpen-ter may designate for such purpose from time to time, except that at the option of Carpenter payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Regis-ter. Unless otherwise indicated in the applicable Prospectus Supplement, First Trust of New York, National Association will be designated as Carpenter's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by Carpenter for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. Carpenter may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that Carpenter will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All moneys paid by Carpenter to a Paying Agent for the payment of the principal of or any premium or interest on any Security which remain unclaimed at the end of two years after such principal premium or interest has become due and pay-able will be repaid to Carpenter, and the Holder of such Security thereafter may look only to Carpenter for payment thereof.

CERTAIN DEFINITIONS

"Attributable Debt" means, as to any particular lease under which any person is at the time liable and at any date as of which the amount thereof is to be de-termined, the total net amount of rent required to be paid by such person under such lease during the remaining primary term thereof, discounted from the re-spective due dates thereof to such date at the same rate per annum as the rate of interest borne by the Outstanding Debt Securities, on a weighted average ba-sis. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on ac-count of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

"Capital Stock," as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolu-tion or winding up of such corporation.

"Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting there-from (i) all liabilities other than (a) deferred income taxes, (b) Funded Debt and (c) shareholders' equity (including all preferred stock whether or not re-deemable) and (ii) all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent bal-ance sheet of Carpenter and its consolidated Subsidiaries and computed in ac-cordance with generally accepted accounting principles.

"Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and
(ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the respective amounts so capitalized).

"Principal Property" means any manufacturing or processing plant or warehouse owned at the date of the Indenture or thereafter acquired by Carpenter or any Restricted Subsidiary of Carpenter which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than (i) any property which in the opinion of Carpenter's Board of Directors is not of material importance to the total business conducted by Carpenter as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

"Restricted Subsidiary" means a Subsidiary of Carpenter (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (ii) which owns a Principal Property.

"Subsidiary" means any corporation more than 50% of the outstanding voting stock of which is owned or controlled, directly or indirectly, by (i) Carpenter, (ii) Carpenter and one or more Subsidiaries or (iii) one or more Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class has such voting power by reason of any contingency.

"U.S. Government Obligation" means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Debt Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in Clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any such payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

CERTAIN COVENANTS OF CARPENTER

Restrictions on Secured Debt. If Carpenter or any Restricted Subsidiary shall incur, issue, assume or guarantee any loans or notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of Carpenter or any Restricted Subsidiary, or on any shares of Capital Stock or Debt of any Restricted Subsidiary, Carpenter will provide or cause such Restricted Subsidiary to provide that the Debt Securities (together with, if Carpenter shall so determine, any other Debt of Carpenter or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Debt Securities) be secured equally and ratably with (or, at Carpenter's option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Restrictions on Sales and Leasebacks" below), would not exceed 5% of Consolidated Net Tangible Assets.

The above restrictions will not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (i) Mortgages on property of, or on any shares of Capital Stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) Mortgages in favor of Carpenter or a Restricted Subsidiary,
(iii) Mortgages in favor of governmental bodies to secure progress, advance or other payments, (iv) Mortgages on property, shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into within specified time limits, (v) Mortgages securing industrial revenue or pollution control bonds and (vi) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (i) through
(v) inclusive.

Restrictions on Sales and Leasebacks. Neither Carpenter nor any Restricted Subsidiary will enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above) would not exceed 5% of Consolidated Net Tangible Assets.

This restriction will not apply to, and there will be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years, (ii) the sale and leaseback transaction of the Principal Property is made prior to, at the time of or within a specified period after its acquisition or construction, (iii) the lease secures or relates to industrial revenue or pollution control bonds, (iv) the transaction is between Carpenter and a Restricted Subsidiary or between Restricted Subsidiaries or (v) Carpenter or such Restricted Subsidiary within 180 days after the sale or transfer applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement to (a) the retirement of the Debt Securities or certain Funded Debt of Carpenter or a Restricted Subsidiary or
(b) the purchase of other property which will constitute Principal Property having a fair market value, in the opinion of Carpenter's Board of Directors, at least equal to the fair market value of the Principal Property so leased. The amount to be applied to the retirement of such Funded Debt of Carpenter or a Restricted Subsidiary shall be reduced by (x) the principal amount of any Debt Securities (or other notes or debentures constituting such Funded Debt) delivered within such 180-day period to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of such Funded Debt other than items referred to in the preceding clause (x), voluntarily retired by Carpenter or a Restricted Subsidiary within 180 days after such sale, provided that, notwithstanding the foregoing, no retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Except as described in "Restrictions on Secured Debt" and "Restrictions on Sales and Leasebacks," the Indenture will not contain any covenants or provisions that may afford holders of the Debt Securities protection in the event of a highly leveraged transaction.

SUCCESSOR COMPANY

The Indenture will provide that no consolidation or merger of Carpenter with or into any other corporation and no conveyance, transfer or lease of its properties and assets substantially as an entirety to any person may be made unless (i) the person formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture payment of the principal of, premium (if any) and interest on the Debt Securities and the performance and observance of the Indenture, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing and
(iii) Carpenter shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required for such transaction, such supplemental indenture, complies with the above requirements of the Indenture.

EVENTS OF DEFAULT

Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) failure to perform any other covenant of Carpenter in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series as provided in the Indenture; (e) certain defaults by Carpenter or any of its Restricted Subsidiaries under any bond, debenture, note or other evidence of indebtedness for money borrowed in excess of $3,000,000, under any capitalized lease or un-der any mortgage, indenture or instrument, which default (i) consists of a failure to pay any such indebtedness or liability upon its stated maturity or
(ii) results in such indebtedness or liability becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and continuance thereof for 10 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; and
(f) certain events in bankruptcy, insolvency or reorganization.

If an Event of Default (other than an Event of Default described in clause (f) above) with respect to the Debt Securities of any series at the time Outstand-ing shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Security) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Dis-count Security or other Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Hold-ers shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any pro-ceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of that series.

No Holder of a Security of any series will have any right to institute any pro-ceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has pre-viously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not re-ceived from the Holders of a majority in aggregate principal amount of the Out-standing Debt Securities of that series a direction inconsistent with such re-quest, within 60 days after such notice, request and offer. However, such limi-tations do not apply to a suit instituted by a Holder of a Security for the en-forcement of payment of the principal of or any premium or interest on such Se-curity on or after the applicable due date specified in such Security.

Carpenter will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not Carpenter, to its knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known de-faults.

MODIFICATION AND WAIVER

Modifications and amendments of the Indenture may be made by Carpenter and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such mod-ification or amendment; provided, however, that no such modification or amend-ment may, without the consent of the Holder of each Outstanding Security af-fected thereby, (a) change the Stated Maturity of the principal of, or any in-stallment of principal of or interest on, any Security, (b) reduce the princi-pal amount of, or any premium or interest on, any Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Secu-rity payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Se-curity, (e) impair the right to institute suit for the enforcement of any pay-ment on or with respect to any Security, (f) reduce the percentage in princi-pal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any se-ries necessary for waiver of compliance with certain provisions of the Inden-ture or for waiver of certain defaults or (h) modify such provisions with re-spect to modification and waiver.

The Holders of a majority in principal amount of the Outstanding Debt Securi-ties of any series may waive compliance by Carpenter with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or inter-est and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected.

The Indenture provides that in determining whether the Holders of the requi-site principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Security is not determinable (for example, because it is based on an index), the principal amount of such Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Security and (iii) the principal amount of a Security de-nominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Security, of the principal amount of such Security (or, in the case of a Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302 of the Indenture, will not be deemed to be Outstand-ing.

Except in certain limited circumstances, Carpenter will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstanc-es, the Trustee also will be entitled to set a record date for action by Hold-ers. If a record date is set for any action to be taken by Holders of a par-ticular series such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effec-tive, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by Carpenter (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

DEFEASANCE AND COVENANT DEFEASANCE

If and to the extent indicated in the applicable Prospectus Supplement, Carpen-ter may elect, at its option at any time, to have the provisions of Section 1302 of the Indenture, relating to defeasance and discharge of indebtedness, or
Section 1303 of the Indenture, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of a series.

Defeasance and Discharge. The Indenture provides that, upon Carpenter's exer-cise of its option (if any) to have Section 1302 of the Indenture apply to any Debt Securities, Carpenter will be discharged from all its obligations with re-spect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Matu-rities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, Carpenter has delivered to the Trustee an Opinion of Counsel to the effect that Carpenter has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such de-posit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants. The Indenture provides that, upon Carpenter's exercise of its option (if any) to have Section 1303 of the Indenture apply to any Debt Securities, Carpenter may omit to comply with certain restrictive cov-enants, including those described under "Certain Covenants of Carpenter," any that may be described in the applicable Prospectus Supplement, and the occur-rence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. Carpenter, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securi-ties. Carpenter will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securi-ties will not recognize gain or loss for federal income tax purposes as a re-sult of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event Carpenter exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any accelera-tion resulting from such Event of Default. In such case, Carpenter would remain liable for such payments.

NOTICES

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

TITLE

Carpenter, the Trustee and any agent of Carpenter or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

The Indenture and the Debt Securities will be governed by, and construed in ac-cordance with, the law of the State of New York.

REGARDING THE TRUSTEE

First Trust of New York, National Association is the successor Trustee under the Indenture. First Trust of New York, National Association also acts as the successor trustee under the Indenture for Carpenter's 9% Debentures due 2022 (the "9% Indenture").

Upon the occurrence of an Event of Default, or any event of default under the 9% Indenture, the Trustee may be deemed to have a conflicting interest with re-spect to the Debt Securities for purposes of the Trust Indenture Act of 1939, as amended, and, accordingly, may be required to resign as Trustee under the Indenture.

                              PLAN OF DISTRIBUTION

Carpenter may sell the Offered Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through dealers; (iv) through underwrit-ers; or (v) through a combination of any such methods of sale.

The distribution of the Offered Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

Offers to purchase Offered Securities may be solicited directly by Carpenter. Offers to purchase Offered Securities may also be solicited by agents desig-nated by Carpenter from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Carpenter to such agent will be set forth, in the Prospectus Supplement.

If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, Carpenter will sell such Offered Securities to the dealer, as principal. The dealer, who may be deemed to be an "underwrit-er" as that term is defined in the Securities Act, may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

If an underwriter is, or underwriters are, utilized in the sale, Carpenter will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the Prospectus Sup-plement, which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. In connection with the sale of Offered Securities, such underwriters may be deemed to have received compensation from Carpenter in the form of underwriting dis-counts or commissions and may also receive commissions from purchasers of Of-fered Securities for whom they may act as agents. Underwriters may also sell Offered Securities to or through dealers, and such dealers may receive compen-sation in the form of discounts, concessions or commissions from the underwrit-ers and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by Carpenter to underwriters in connection with the offering of Offered Securities, and any discounts, concessions or commis-sions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement.

Underwriters, dealers, agents and other persons may be entitled, under agree-ments that may be entered into with Carpenter, to indemnification by Carpenter against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, Carpenter in the ordinary course of business.

If so indicated in the applicable Prospectus Supplement, Carpenter will autho-rize underwriters, dealers or other persons to solicit offers by certain insti-tutions to purchase Offered Securities pursuant to contracts providing for pay-ment and delivery on a future date or dates. Institutions with which such con-tracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Offered Secu-rities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Offered Securi-ties are also being sold to underwriters, Carpenter shall have sold to such un-derwriters the Offered Securities not sold for delayed delivery. The underwrit-ers, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts. The Prospectus Supplement re-lating to such contracts will set forth the price to be paid for Offered Secu-rities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of Offered Se-curities pursuant to such contracts.

The anticipated date of delivery of the Offered Securities will be set forth in the applicable Prospectus Supplement relating to each offer.

                                 LEGAL MATTERS

The validity of the Offered Securities will be passed upon for Carpenter by Dechert Price & Rhoads, Philadelphia, Pennsylvania. Unless otherwise indicated in the Prospectus Supplement, if the Offered Securities are being distributed in an underwritten offering or through agents, Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, will act as counsel for such underwriters or agents.

                                    EXPERTS

The consolidated financial statements and related consolidated financial statement schedule of Carpenter, included in Carpenter's Annual Report on Form 10-K for fiscal year end June 30, 1997, incorporated by reference in this Pro-spectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

The financial statements of Dynamet Incorporated incorporated in this Prospec-tus by reference to the audited historical financial statements included in Carpenter's Form 8-K/A dated May 13, 1997, have been so incorporated in reli-ance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Talley Industries, Inc. incorporated in this Pro-spectus by reference to the audited historical financial statements included in Carpenter's Form 8-K/As dated January 22, 1998, and February 12, 1998, have been so incorporated in reliance on the report of Price Waterhouse LLP, inde-pendent accountants, given on the authority of said firm as experts in audit-ing and accounting.